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                 [LETTERHEAD OF ARTHUR ANDERSEN APPEARS HERE]

Exhibit 16


November 28, 1995

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C.  20549



Dear Ladies and Gentlemen:

We have read Item 4 included in the attached Form 8-K dated November 28, 1995 of Nu-West Industries, Inc. (Commission File # 0-17399) filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

sfg
NU-WEST\17

Copy to:
Ms. Helen Smith, Controller and Assistant Secretary -- Nu-West Industries, Inc. Mr. Steven W. Gampp, Secretary -- Nu-West Industries, Inc.